Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent in this Registration Statement (Form S-3) and related Prospectus of Micromet, Inc. for the registration of $500,000 of its common stock to the incorporation by reference of our reports dated March 16, 2009, with respect to the consolidated financial statements of Micromet, Inc. and the effectiveness of internal control over financial reporting of Micromet, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
July 30, 2009